Exhibit 99.3

2012
Second Quarter
Earnings Supplement

The enclosed summary should be read in conjunction with the text and statistical tables included in American Express Company’s (the “Company” or “AXP”) Second Quarter 2012 Earnings Release.

This presentation contains certain forward-looking statements that are subject to risks and uncertainties and speak only as of the date on which they are made. Important factors that could cause actual results to differ materially from these forward-looking statements, including the Company’s financial and other goals, are set forth on pages 27-29 of this Supplement, in the Company’s 2011 Annual Report to Shareholders, in its 2011 Annual Report on Form 10-K, in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and in other reports on file with the Securities and Exchange Commission. In addition, certain calculations included within this supplement constitute non-GAAP financial measures and may differ from the calculations of similarly titled measures by other companies.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
CONSOLIDATED

FINANCIAL RESULTS

•
Second quarter diluted EPS from continuing operations attributable to common shareholders of $1.15 increased 7% from $1.07 last year. Total revenues net of interest expense increased 5%. Total revenues net of interest expense on an FX adjusted basis, a non-GAAP measure, increased 7%.1 Return on average equity (“ROE”) was 26.6% and return on average tangible common equity (“ROTCE”), which excludes goodwill and intangibles, was 34.1%.2

-
Diluted EPS attributable to common shareholders in the prior period of $1.10, included $36MM of income from discontinued operations pertaining to the resolution of certain prior years’ tax items related to American Express Bank Ltd., which was sold to Standard Chartered PLC during Q1’08. In Q2’12, there was no impact related to discontinued operations.

BUSINESS METRICS

•	Compared with the second quarter of 2011:

-	Worldwide billed business of $221.6B increased 7%. Adjusted for the impact of changes in foreign exchange rates, worldwide billings grew 9%.1

-	Worldwide total cards-in-force of 100.1MM increased 6%, or 6.1MM cards from last year, and increased 1.4MM cards from last quarter.

-
Worldwide average spending per proprietary basic cards-in-force of $3,948 increased 5%. Adjusted for the impact of changes in foreign exchange rates, worldwide average spending per proprietary basic card grew 6%.1

-	Worldwide cardmember loan balances of $61.0B increased 4% from $58.7B last year, reflecting higher cardmember spending levels.

-
Worldwide credit performance, which was excellent at the start of the year, showed continued improvement, as the worldwide lending net write-off rate declined to 2.2% from 2.3% in Q1’12 and 3.1% in Q2’11.

FINANCIAL HIGHLIGHTS

•	Discount Revenue: Increased 5%, reflecting 7% growth in billed business volumes, partially offset by higher contra-revenue items, including corporate incentive payments and cash rebate rewards.

•	Net Interest Income: Increased 4% versus the prior year, reflecting the 4% increase in average cardmember loans and similar net yield to the prior year.

•
Total Provisions for Losses: Increased 29%, reflecting an increase in the cardmember lending provision. Cardmember lending provision increased due to a smaller reserve release in Q2’12 than in Q2’11, partially offset by lower write-offs due to improving credit performance.

•	Marketing and Promotion Expense: Decreased 3% versus last year, but increased $142MM from Q1’12 reflecting significant levels of investment in the business.

•
Cardmember Rewards Expense: Decreased 9%, reflecting greater Membership Rewards-related and co-brand spending volumes, more than offset by a larger increase in Q2’11 than Q2’12 in the ultimate redemption rate assumption and corresponding balance sheet liability.

1
As reported in this Earnings Supplement, FX adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended June 30, 2012 apply to the period(s) against which such results are being compared).  The Company believes the presentation of information on an FX adjusted basis is helpful to investors by making it easier to compare the Company's performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

2
Please refer to Annex 1 for the components of ROE and ROTCE, a non-GAAP measure, on a consolidated basis and Annex 3 for return on average segment capital (“ROSC”) and return on average tangible segment capital (“ROTSC”), a non-GAAP measure, on a segment basis.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
CONSOLIDATED

•
Salaries and Employee Benefits Expense: Decreased 4%, reflecting lower reengineering costs of $15MM in Q2’12 compared to $48MM in Q2’11, as well as favorable impacts from foreign exchange in the current quarter.

-	Total employee count of approximately 63.9K was relatively consistent with the prior year and last quarter.

•
Reclassification of Cardmember Lending Net Card Fees: In Q1’12, the Company revised the income statement reporting of annual membership card fees on lending products, increasing net card fees and reducing interest on loans. Corresponding amounts in prior periods have been reclassified to conform to the current period presentation. This change does not impact total revenues net of interest expense in the income statement or the net interest yield on cardmember loans statistic, a non-GAAP measure, as reported in the Company’s Second Quarter Earnings Release Selected Statistical pages.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
CONSOLIDATED

CAPITAL

•	Capital Distribution to Shareholders: During Q2’12, approximately 132% of capital generated was distributed to shareholders through the Company’s quarterly common share dividend and share repurchases.

The Company repurchased 30MM common shares at an average price of $58.27 in Q2’12 versus 15MM common shares in Q2’11. The Company is executing its share repurchase program, subject to market conditions, pursuant to its capital plan to repurchase up to $4.0B of common shares in 2012.

Since the inception of repurchase programs in December 1994, the Company has distributed 64% of capital generated through share repurchases and dividends on a cumulative basis.

Shares Outstanding:

	Millions of Shares
	Q2’12	Q1’12	Q2’11
Beginning of period	1,166	1,164	1,202
Repurchase of common shares	(30)	(4)	(15)
Employee benefit plans, compensation and other	3	6	6
End of period	1,139	1,166	1,193

•	Capital Ratios: As of June 30, 2012, the Company’s key consolidated capital ratios,3 as calculated under Basel I, were as follows:

($ in billions)	June 30, 2012
Risk-Based Capital
Tier 1	12.8%
Total	14.8%

Tier 1 Leverage	10.7%
Tier 1 Common Equity/Risk Weighted Assets (RWA)4	12.8%
Total Shareholders' Equity	$19.3
Tangible Common Equity (TCE)5/RWA	12.6%

Tier 1 Capital	$15.3
Tier 1 Common Equity 4	$15.3
Tier 2 Capital	$2.3
Total Average Assets6	$142.1
RWA	$119.1
TCE5	$15.1

3	These ratios represent a preliminary estimate as of the date of this Earnings Supplement and may be revised in the Company’s June 30, 2012 Form 10-Q.

4	Refer to Annex 2 for a reconciliation between Tier 1 common equity, a non-GAAP measure, and total shareholders’ equity.

5
Tangible common equity, a non-GAAP measure, excludes goodwill and other intangibles of $4.2B from total shareholders’ equity of $19.3B.  The Company believes presenting the ratio of tangible common equity to risk-weighted assets is a useful measure of evaluating the strength of the Company’s capital position.

6	Presented for the purpose of calculating the Tier 1 Leverage Ratio.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
CONSOLIDATED

On June 7, 2012, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation issued three joint notices of proposed rulemaking text, collectively referred to as Basel III, which presents details of the new U.S. regulatory capital standards. The Company estimates that had the new rules been in place, and were finalized as proposed, during Q2’12, the reported Tier 1 common and Tier 1 capital ratios would decline by approximately 30 basis points and the reported Tier 1 leverage ratio would decline by approximately 10 basis points, but would remain above expected regulatory thresholds. These ratios are calculated using the standardized approach as described in the proposed rules. The Company’s previous estimate of expected Tier 1 leverage ratio impact has been clarified under the proposed rules and is now captured under a new supplementary leverage ratio. For Q2’12, this supplementary leverage ratio would have been approximately 9.0%.7

FUNDING AND LIQUIDITY

•	Funding Activities: During Q2’12, the Company primarily funded its business through deposit-taking and the issuance of asset-backed securities and unsecured debt.

-	Deposits: The Company held the following deposits:

($ in billions)	June 30, 2012	March 31, 2012	Change
U.S. Direct Deposits8	$16.4	$16.7	$(0.3)
U.S. 3rd Party CDs	9.1	9.7	(0.6)
U.S. 3rd Party Sweep Accounts	10.3	11.1	(0.8)
Other Deposits	0.2	0.7	(0.5)
Total	$36.0	$38.2	$(2.2)

The total portfolio of U.S. retail Certificates of Deposit (“CDs”) issued through the direct deposit and third-party programs had a weighted average remaining maturity of 19.8 months and a weighted average rate at issuance of 2.2%.

-
Unsecured Non-Guaranteed Debt: On June 12, 2012 the Company issued $1.25B of 3-year fixed rate notes with a coupon of 1.75% and $750MM of floating rate notes with a coupon at 3-month LIBOR plus 110bps. All of the notes were issued by the Company’s American Express Credit Corporation subsidiary.

-
Asset-Backed Securitization: On June 22, 2012 the Company issued $500MM in 5-year Class A bonds priced at 1-month LIBOR plus 27bps. In addition, the Company retained $106MM of subordinated securities related to this transaction.

•	Funding Sources: The Company’s primary funding sources consist of retail deposits, unsecured debt, and asset-backed securities, including its asset-backed conduit facility.

The Company offers deposits within its American Express Centurion Bank and American Express Bank, FSB (“FSB”) subsidiaries (together, the “Banks”). These funds are insured up to $250,000 per account through the Federal Deposit Insurance Corporation (“FDIC”). The Company, through FSB, has a direct deposit-taking program, Personal Savings® from American Express, to supplement its distribution of deposit products through third-party distribution channels. This program makes FDIC-insured CDs and high-yield savings account products available directly to consumers.

7
The proposed capital ratios are non-GAAP measures. The Company believes the presentation of the proposed capital ratios is helpful to investors by showing the impact of Basel III, assuming the new rules as currently proposed are implemented by the Federal Reserve. The estimated impact of the Basel III rules will change over time based upon changes in the size and composition of the Company’s balance sheet; and the estimated impact for the second quarter of 2012 is not necessarily indicative of the impact in future periods. Refer to Annex 4 for a reconciliation of the proposed capital ratios.

8	Direct Deposits primarily includes the Personal Savings® direct deposit program, which consists of $15.6B from high-yield savings accounts and $0.7B from retail CDs.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
CONSOLIDATED

The Company currently has an objective to hold excess cash and readily marketable securities to satisfy all maturing long-term funding obligations for a 12-month period, in addition to having access to significant additional contingent liquidity sources in the event that access to its primary funding sources should become unavailable. As of June 30, 2012, the Company held $16.3B of excess cash9 and readily marketable securities in relation to $14.8B of long-term debt and CDs maturing over the next 12 months.

At June 30, 2012, the Company maintained its asset-backed conduit facility, a $3.0B committed, revolving, and secured financing facility that matures in December 2013.

-	Additional Funding Sources: The Company can also draw upon the following additional funding sources:

--	Commercial Paper: At June 30, 2012, the Company had $0.5B of commercial paper outstanding.

--
Discount Window: As insured depository institutions, the Banks may borrow from the Federal Reserve Bank of San Francisco, subject to the amount of qualifying collateral that they may pledge. The Federal Reserve has indicated that both credit and charge card receivables are a form of qualifying collateral for secured borrowings made through the discount window. Whether specific assets will be considered qualifying collateral for secured borrowings made through the discount window, and the amount that may be borrowed against the collateral, remains at the discretion of the Federal Reserve.

•
Bank Lines: At June 30, 2012, the Company maintained committed bank lines of credit totaling $7.5B, of which $4.5B was drawn as part of the Company’s normal funding activities. The committed facilities expire in 2014, 2015, and 2016.

•
Maturity Obligations: The maturities of the Company’s long-term unsecured debt, debt issued in connection with asset-backed securitizations, and long-term CDs, for the next four quarters are as follows:

($ in billions)	Funding Maturities
		Asset-Backed	Certificates of
Quarter Ending:	Unsecured Debt	Securitizations	Deposit	Total
September 30, 2012	0.5	3.2	0.4	4.1
December 31, 2012	1.6	1.1	0.9	3.6
March 31, 2013	-	-	0.8	0.8
June 30, 2013	4.5	0.9	0.9	6.3
	$6.6	$5.2	$3.0	$14.8

OTHER ITEMS OF NOTE

•
Visa and MasterCard Litigation Settlements: The Company received payments from Visa and MasterCard for several years under the terms of previously disclosed settlement agreements. The settlement with Visa was comprised of an initial payment of $1.13B ($700MM after-tax) that was recorded in Q4’07 and received in March 2008, and quarterly payments of $70MM ($43MM after-tax) for four years from Q1’08 through Q4’11. The settlement with MasterCard was comprised of twelve quarterly payments of $150MM ($93MM after-tax) received each quarter from Q3’08 to Q2’11. Payments earned through December 2011 have been recorded as a reduction to the other expense line within Corporate & Other.

9
Includes $22.1B classified as Cash and Cash Equivalents, less $6.8B of cash available to fund day-to-day operations, net of commercial paper. Cash also includes $1.1B classified as Other Assets on the Company’s consolidated balance sheet, which is held against certain forthcoming asset-backed securitization maturities.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
CONSOLIDATED

EXPANDED PRODUCTS AND SERVICES

During the quarter, American Express continued to invest in growth opportunities through expanded products and services.

In our proprietary issuing, merchant, and network businesses, the Company:

•
Launched a mobile offer engine that recommends and ranks relevant merchant offers in real time for U.S. cardmembers based on an individual’s "spend graph." The mobile experience is being piloted via the new "My Offers" feature on the American Express iPhone App. During the pilot, recommended local offers will be concentrated in Los Angeles and New York City with an overlay of offers available nationwide.

•
Announced that American Express' U.S. Consumer, OPEN® Small Business, and Serve Cards will be available in the Isis Mobile Wallet. Starting in Salt Lake City, Utah and Austin, Texas later this year, cardmembers will be able to shop, tap, and pay with their mobile device equipped with Near Field Communications (NFC) technology.

•
Launched PAYVE®, a new digital payment service that enables large and mid-size companies to centralize the processing of multiple payment methods through a single, easy-to-use electronic platform. PAYVE® enables companies to improve working capital and cash flow management while streamlining accounts payable processes.

•
Announced its network roadmap to advance EMV chip-based contact, contactless and mobile payments for all merchants, processors and issuers of American Express-branded cards in the U.S. Amex will work alongside other industry participants to drive interoperability across the U.S. and other countries and support chip-based technology for chip and PIN, chip and Signature, contactless and mobile transactions.

•
Continued to sign new merchants from around the world to the American Express network, including Giant Food Stores and Martins Food Markets in the U.S., which previously did not accept in all store locations. 200 stores are now pleased to accept the card, giving their customers a greater choice in payment options.

In our Global Network Services (“GNS”) business, the Company:

•
Launched a wide range of new products, including: the UOB PRVIMiles Platinum American Express® Card with United Overseas Bank in Singapore; the Vietcombank Vietnam Airlines Platinum American Express® Card with Vietcombank in Vietnam; the Shinhan Lesson Platinum American Express® Card with Shinhan Card in Korea; the EASY Card with Garanti Bank in Turkey; and the Banesco American Express® Prestige Card with Banesco in Venezuela.

In our Enterprise Growth Group, the Company:

•	In partnership with Zynga, launched Zynga Serve Rewards, a new program that is tied to the Serve digital wallet and offers in-game incentives for everyday spending.

•
Introduced the American Express® Campus Edition Prepaid Card, a reloadable prepaid Card available in more than 500 Barnes & Noble college bookstores across the United States. The Campus Edition Prepaid Card provides college students with a smart spending and budgeting tool that can be used anywhere American Express® Cards are accepted.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
CONSOLIDATED

Statements of Income

(Preliminary)	Quarters Ended
(Millions, except per share amounts)	June 30,		Percentage
	2012	2011	Inc/(Dec)
Revenues
Non-interest revenues
Discount revenue	$4,482	$4,278	5%
Net card fees	615	613	-
Travel commissions and fees	521	523	-
Other commissions and fees	575	584	(2)
Other	651	537	21
Total non-interest revenues	6,844	6,535	5
Interest income
Interest on loans	1,582	1,543	3
Interest and dividends on investment securities	67	99	(32)
Deposits with banks and other	22	18	22
Total interest income	1,671	1,660	1
Interest expense
Deposits	115	131	(12)
Short-term borrowings	6	1	#
Long-term debt and other	429	445	(4)
Total interest expense	550	577	(5)
Net interest income	1,121	1,083	4
Total revenues net of interest expense	7,965	7,618	5
Provisions for losses
Charge card	163	161	1
Cardmember loans	277	176	57
Other	21	20	5
Total provisions for losses	461	357	29
Total revenues net of interest expense after provisions for losses	7,504	7,261	3

Expenses
Marketing and promotion	773	795	(3)
Cardmember rewards	1,462	1,613	(9)
Cardmember services	180	173	4
Salaries and employee benefits	1,536	1,595	(4)
Professional services	711	745	(5)
Occupancy and equipment	446	391	14
Communications	95	92	3
Other, net	422	92	#
Total	5,625	5,496	2

Pretax income from continuing operations	1,879	1,765	6
Income tax provision	540	470	15
Income from continuing operations	1,339	1,295	3
Income from discontinued operations, net of tax	-	36	#
Net Income	$1,339	$1,331	1
Income from continuing operations attributable to common shareholders10	$1,325	$1,280	4
Net income attributable to common shareholders10	$1,325	$1,316	1

Earnings Per Common Share-Basic
Income from continuing operations attributable to common shareholders	$1.16	$1.08	7
Income from discontinued operations	$-	$0.03	#
Net Income attributable to common shareholders	$1.16	$1.11	5

Earnings Per Common Share-Diluted
Income from continuing operations attributable to common shareholders	$1.15	$1.07	7
Income from discontinued operations	$-	$0.03	#
Net Income attributable to common shareholders	$1.15	$1.10	5
Average Shares Outstanding
Basic	1,145	1,190	(4)
Diluted	1,152	1,197	(4)
# Denotes a variance of more than 100%.

10	Represents income from continuing operations or net income, as applicable, less earnings allocated to participating share awards of $14MM and $15MM for both Q2’12 and Q2’11, respectively.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
CONSOLIDATED

•
Consolidated Total Revenues Net of Interest Expense: Consolidated total revenues net of interest expense increased 5% versus last year, reflecting increases of 7% in U.S. Card Services (“USCS”), 3% in Global Commercial Services (“GCS”), and 7% in Global Network and Merchant Services (“GNMS”), partially offset by a decline of 4% in International Card Services (“ICS”). The increase in total revenues net of interest expense primarily reflects higher discount revenue, net interest income, and other revenues. Consolidated total revenues net of interest expense on an FX adjusted basis, a non-GAAP measure, increased 7%.11

•
Consolidated Provisions for Losses: Consolidated provisions for losses increased 29% versus last year, reflecting increases of 37% in USCS, 21% in ICS, 3% in GCS, and 31% in GNMS. The increase in provision expense largely reflects an increase in cardmember lending provision, due to a smaller reserve release in Q2’12 than Q2’11, partially offset by lower write-offs due to improving credit performance.

•
Consolidated Expenses: Consolidated expenses of $5.6B in Q2’12 increased 2% from $5.5B in Q2’11, principally reflecting the loss of the Visa and MasterCard proceeds, partially offset by decreases in USCS, ICS, and GCS. The total expense increase reflects higher other expense, partially offset by lower rewards expense, salaries and employee benefits expense, and professional services expense. Consolidated expenses of $5.6B in Q2’12 decreased 2% versus adjusted consolidated expenses, a non-GAAP measure, of $5.7B in Q2’11, which excludes $220MM in settlement payments received in Q2’11.12 Consolidated expenses on an FX adjusted basis, a non-GAAP measure, increased 4%.11

•	Pretax Margin: Was 23.6% of total revenues net of interest expense in Q2’12 compared with 23.2% in Q2’11.

•
Effective Tax Rate: Was 28.7% in Q2’12 compared with 26.6% in Q2’11. The tax rate in Q2’12 reflects the realization of certain foreign tax credits, while the tax rate in Q2’11 reflects the impact of the favorable resolution of certain prior years’ tax items.

11	See Note 1 on page 1.

12
Adjusted consolidated expenses for the year ago period and the adjusted growth rate are non-GAAP measures. The Company believes the use of adjusted consolidated expenses and the adjusted growth rate are helpful to investors by comparing the Company's consolidated expenses in the current period to that of the year ago period without the impact of the Visa and MasterCard settlement payments, the last of which were received in the fourth and second quarters of 2011, respectively.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
CONSOLIDATED

•	Discount Revenue: Increased 5%, reflecting 7% growth in billed business volumes, partially offset by higher contra-revenue items, including corporate incentive payments and cash rebate rewards.

-
The average discount rate13 was 2.54% in both Q2’12 and Q2’11 and increased slightly versus 2.53% in Q1’12. As indicated in prior quarters, certain pricing initiatives, changes in the mix of spending by location and industry, volume-related pricing discounts and strategic investments will likely result in some erosion of the average discount rate over time.

	Quarters Ended
	June 30,		Percentage
	2012	2011	Inc/(Dec)

Card billed business13 (billions):
United States	$148.7	$136.8	9%
Outside the United States	72.9	70.8	3
Total	$221.6	$207.6	7
Total cards-in-force (millions):
United States	51.2	49.8	3
Outside the United States	48.9	44.2	11
Total	100.1	94.0	6
Basic cards-in-force (millions):
United States	39.8	38.7	3
Outside the United States	39.2	35.3	11
Total	79.0	74.0	7
Average basic cardmember spending14
United States	$4,148	$3,877	7
Outside the United States	$3,443	$3,490	(1)
Total	$3,948	$3,767	5

13	For additional information about discount rate calculations and billed business, please refer to the Second Quarter 2012 Earnings Release, American Express Company Selected Statistical page.

14	Proprietary card activity only.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
CONSOLIDATED

-
Worldwide Billed Business: The 7% increase in worldwide billed business reflected growth of 9% in USCS, 8% in GCS and 7% in GNS. On a reported basis, ICS billed business was flat compared to the prior year. When adjusted for the impacts of foreign exchange translation, ICS billed business grew 6%.15 The table below summarizes selected billed business-related statistics for Q2’12:

		Percentage
		Increase/(Decrease)
	Percentage	Assuming No Changes in
	Increase/(Decrease)	Foreign Exchange Rates 15
Worldwide16
Total billed business	7%	9%
Proprietary billed business	7	8
GNS billed business	7	13
Average spending per proprietary basic card	5	6
Basic cards-in-force	7
U.S. 16
Billed business	9
Average spending per proprietary basic card	7
Basic cards-in-force	3
Proprietary consumer card billed business 17	7
Proprietary small business billed business17	12
Proprietary Corporate Services billed business18	12
Outside the U.S. 16
Billed business	3	10
Average spending per proprietary basic card	(1)	5
Basic cards-in-force	11
Proprietary consumer and small business billed business19	-	6
Proprietary Corporate Services billed business18	1	9

--	U.S. non-T&E-related volume categories, which represented approximately 73% of total U.S. billed business, increased 10% and T&E volumes increased 6%.

--
U.S. airline-related volume, which represented approximately 9% of total U.S. volumes during the quarter, increased 5% due to a 3% increase in airline transactions and a 3% increase in the average airline charge.

--	Worldwide airline volumes, which represented approximately 10% of total volumes during the quarter, increased 2% due to a 2% increase in airline transactions and flat average airline charges.

--
Assuming no changes in foreign exchange rates, billed business outside the U.S. grew 14% in Japan, Asia Pacific and Australia (JAPA), 12% in Latin America and Canada (LACC) and 4% in Europe, Middle East and Africa (EMEA).15

--	Total cards-in-force: Increased 6% worldwide due to a 15% increase in GNS, a 3% increase in USCS, a 3% increase in ICS and a 1% decrease in GCS.

--	During the quarter, total cards-in-force increased by 0.3MM in the U.S. and increased by 1.1MM outside the U.S.

•	Net Card Fees: Were flat, but net card fees on an FX adjusted basis, a non-GAAP measure, increased 3%,15 primarily reflecting an increase in proprietary cards-in-force.

•	Travel Commissions and Fees: Were flat, reflecting a 1% decline in worldwide travel sales. Business travel sales declined 4% while U.S. consumer travel sales were up 12%.

15	See Note 1 on page 1.

16	Captions not designated as “proprietary” or “GNS” include both proprietary and GNS data.

17	Included in USCS.

18	Included in GCS.

19	Included in ICS.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
CONSOLIDATED

•
Other Commissions and Fees: Declined 2% or $9MM versus Q2’11. This line on an FX adjusted basis, a non-GAAP measure, increased 4%.20 Compared to Q1’12, the growth rate slowed, as the prior quarter benefited from the acquisition of Loyalty Partner, which closed in March 2011.

•
Other Revenues: Increased 21%, reflecting higher partner royalty revenues, a $30MM gain on the sale of investment securities, and a favorable effect due to revised estimates in the liability for uncashed Travelers Cheques in international markets.

•	Total Interest Income: Increased 1%.

-	Interest on Loans: Increased 3%, driven by a 4% increase in average cardmember loans.

-	Interest and Dividends on Investment Securities: Decreased 32%, primarily reflecting lower dividends and decreased levels of investment securities.

-	Deposits with Banks and Other: Was $22MM versus $18MM in Q2’11. The increase was primarily due to higher average deposit balances versus the prior year.

•	Total Interest Expense: Decreased 5%.

-	Deposits: Decreased 12% versus last year, as an increase in balances was more than offset by a lower cost of funds.

-	Short-term Borrowings: Was $6MM versus $1MM in Q2’11.

-	Long-term Debt and Other: Decreased 4%, reflecting lower average long-term debt.

•	Charge Card Provision for Losses: Increased 1%, as higher write-offs were partially offset by a larger reserve release in Q2’12 versus Q2’11.

-	Worldwide Charge Card:

--
The net write-off rate increased versus last year but decreased versus last quarter in USCS. The net loss ratio as a percentage of charge volume increased versus last year but decreased versus last quarter in ICS/GCS. Delinquency rates in USCS were flat versus last year and decreased versus last quarter. The ICS/GCS past billings rate decreased versus last year and was flat versus last quarter.

	Q2'12	Q1’12	Q2'11
USCS Net write-off rate21	2.0%	2.3%	1.5%
ICS/GCS Net loss ratio as a % of charge volume	0.10%	0.11%	0.09%

USCS 30 days past due as a % of total	1.7%	1.9%	1.7%
ICS/GCS 90 days past billings as a % of total	0.7%	0.7%	0.8%

Worldwide Receivables (billions)	$41.5	$41.5	$40.1
Reserves (millions)	$392	$424	$415
% of receivables	0.9%	1.0%	1.0%

20	See Note 1 on page 1.

21	Rate reflects principal losses only. Net write-off rates including interest and/or fees are included in the Company’s Second Quarter 2012 Earnings Release statistical tables.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
CONSOLIDATED

•	Cardmember Loan Provision for Losses: Increased 57%, primarily reflecting a smaller reserve release in Q2’12 than in Q2'11, partially offset by lower write-offs due to improving credit performance.

-	Worldwide Loans:

--	The net write-off rate decreased versus last year and last quarter. The 30 days past due rate decreased versus both last year and last quarter.

	Q2'12	Q1’12	Q2'11
Net write-off rate22	2.2%	2.3%	3.1%
30 days past due loans as a % of total	1.3%	1.4%	1.6%

Total Loans (billions)	$61.0	$60.1	$58.7
Reserves (millions)	$1,547	$1,680	$2,560
% of total loans	2.5%	2.8%	4.4%
% of past due	202%	201%	273%

•	Other Provision for Losses: Increased $1MM to $21MM.

•	Marketing and Promotion Expense: Decreased 3% versus last year, but increased $142MM from Q1’12, reflecting significant levels of investment in the business.

•
Cardmember Rewards Expense: Decreased 9%, reflecting greater Membership Rewards-related and co-brand spending volumes, more than offset by a larger increase in Q2'11 than Q2'12 in the ultimate redemption rate assumption and corresponding balance sheet liability.

•	Cardmember Services Expense: Increased 4%, reflecting increased costs associated with enhanced benefits to U.S. cardmembers.

•
Salaries and Employee Benefits Expense: Decreased 4%, reflecting lower reengineering costs of $15MM in Q2'12 compared to $48MM in Q2’11, as well as favorable impacts from foreign exchange in the current quarter.

•	Professional Services Expense: Decreased 5%, reflecting a charge in the prior year related to previously capitalized software costs developed by third party vendors.

•	Occupancy and Equipment Expense: Increased 14%, reflecting higher data processing costs and higher rent expenses.

•	Communications Expense: Increased 3% versus the prior year.

•
Other, Net Expense: Other expense of $422MM in Q2’12 increased significantly from $92MM in Q2’11, primarily reflecting the Visa and MasterCard settlement payments received in Q2’11. In addition, the increase includes accruals for refunds to customers related to ongoing internal and regulatory reviews of the Company’s U.S. banking subsidiaries, as well as investment impairments.

22	See Note 21, page 11.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
CONSOLIDATED

CORPORATE & OTHER

•	Net expense was $148MM in Q2’12 compared with $227MM in Q1’12 and $32MM in Q2‘11.

-	Q2’12 included:

--	Favorable effect due to revised estimates in the liability for uncashed international Travelers Cheques; and

--	Various investments in Enterprise Growth initiatives.

-	Q1’12 included:

--	Favorable effect due to revised estimates in the liability for uncashed international Travelers Cheques;

--	Various investments in Enterprise Growth initiatives; and

--	Seasonally higher payroll taxes.

-	Q2’11 included:

--	$93MM and $43MM of after-tax income related to the MasterCard and Visa litigation settlements, respectively; and

--	Various investments in Enterprise Growth initiatives.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
U.S. CARD SERVICES

Condensed Statements of Income

(Preliminary)	Quarters Ended		Percentage
	June 30,		Inc/(Dec)
(Millions)	2012	2011

Revenues
Discount revenue, net card fees and other	$2,925	$2,734	7%
Interest income	1,302	1,225	6
Interest expense	190	200	(5)
Net interest income	1,112	1,025	8
Total revenues net of interest expense	4,037	3,759	7
Provisions for losses	312	228	37
Total revenues net of interest expense after provisions for losses	3,725	3,531	5
Expenses
Marketing, promotion, rewards and cardmember services	1,566	1,689	(7)
Salaries and employee benefits and other operating expenses	1,010	942	7
Total	2,576	2,631	(2)
Pretax segment income	1,149	900	28
Income tax provision	431	235	83
Segment income	$718	$665	8

Statistical Information

	Quarters Ended			Percentage
	June 30,			Inc/(Dec)
	2012	2011
Card billed business (billions)	$116.0	$	$ 106.8	9%
Total cards-in-force (millions)	41.5		40.4	3
Basic cards-in-force (millions)	30.8		30.1	2
Average basic cardmember spending23	$3,776	$	$ 3,567	6
Segment capital (millions)24	$9,027	$	$ 8,155	11
Return on average segment capital24	33.6%		34.4%
Return on average tangible segment capital24	35.3%		36.6%

-	Billed Business: The 9% increase in billed business was primarily driven by the 6% higher average basic cardmember spending.

--	U.S. consumer billed business volumes increased by 7%; small business volumes increased by 12%.

-
Total cards-in-force: Increased by 1.1MM versus last year reflecting the Company’s emphasis on investments in co-brand and premium charge product acquisitions. Total cards-in-force increased by 300K sequentially.

23	See Note 14, page 9.

24
Segment capital represents capital allocated to a segment based upon specific business operational needs, risk measures, and regulatory capital requirements. Please refer to Annex 3 for the components of ROSC and ROTSC, a non-GAAP measure.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
U.S. CARD SERVICES

P&L Discussion:

•	Segment Income: Increased 8% to $718MM from $665MM in Q2’11, as total revenues net of interest expense increased 7%, provisions for losses increased 37% and total expenses decreased by 2%.

-	Q2’12 and Q2’11 included reengineering benefits of $3MM ($2MM after-tax) and $1MM ($1MM after-tax), respectively.

-	Pretax Margin: Was 28.5% in Q2’12 compared with 23.9% in Q2’11.

-	Effective Tax Rate: Was 37.5% in Q2’12 compared with 26.1% in Q2’11. The tax rate in Q2’11 reflected the impact of the favorable resolution of certain prior years’ tax items.

•
Discount Revenue, Net Card Fees and Other: Increased 7%, primarily due to higher discount revenue resulting from billed business growth of 9%, partially offset by higher contra-revenues, primarily related to cash rebates, which are tied to volume growth on cash-back rewards products.

•	Interest Income: Increased 6% versus the prior year, driven by a 5% increase in average cardmembers loans and a slight increase in yield compared to the prior year.

•	Interest Expense: Decreased 5%, primarily reflecting a lower cost of funds rate, partially offset by higher average cardmember receivable balances and higher average cardmember loan balances.

•
Provisions for Losses: Increased 37%, principally reflecting a significant cardmember lending reserve release in Q2’11 in relation to a smaller reserve release in Q2’12, partially offset by lower net write-offs due to improved cardmember loan credit trends.

-	Charge Card:

--	The net write-off rate increased compared to last year and decreased compared to last quarter. The past due rate was flat versus last year and decreased compared to last quarter.

	Q2’12	Q1’12	Q2'11
Total Receivables (billions)	$19.6	$19.3	$19.2
Net write-off rate25	2.0%	2.3%	1.5%
30 days past due as a % of total	1.7%	1.9%	1.7%

-	Cardmember Loans:

--	The net write-off rate and past due rate both declined compared to last year and last quarter.

	Q2'12	Q1’12	Q2'11
Total Loans (billions)	$52.5	$51.4	$49.9
Net write-off rate25	2.2%	2.3%	3.2%
30 days past due loans as a % of total	1.2%	1.3%	1.5%

•
Marketing, Promotion, Rewards and Cardmember Services Expenses: Decreased 7%, reflecting greater Membership Rewards-related and co-brand spending, more than offset by a larger increase in Q2’11 than Q2’12 in the ultimate redemption rate assumption and corresponding balance sheet liability.

•
Salaries and Employee Benefits and Other Operating Expenses: Increased 7%, primarily driven by higher other expenses related to accruals for refunds to customers related to ongoing internal and regulatory reviews of the Company’s U.S. banking subsidiaries.

25	See Note 21, page 11.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
INTERNATIONAL CARD SERVICES

Condensed Statements of Income

(Preliminary)	Quarters Ended		Percentage
	June 30,		Inc/(Dec)
(Millions)	2012	2011

Revenues
Discount revenue, net card fees and other	$1,119	$1,142	(2)%
Interest income	276	317	(13)
Interest expense	98	108	(9)
Net interest income	178	209	(15)
Total revenues net of interest expense	1,297	1,351	(4)
Provisions for losses	94	78	21
Total revenues net of interest expense after provisions for losses	1,203	1,273	(5)
Expenses
Marketing, promotion, rewards and cardmember services	475	493	(4)
Salaries and employee benefits and other operating expenses	582	584	-
Total	1,057	1,077	(2)
Pretax segment income	146	196	(26)
Income tax (benefit)/provision	(32)	35	#
Segment income	$178	$161	11

# Denotes a variance of more than 100%.

Statistical Information

	Quarters Ended		Percentage
	June 30,		Inc/(Dec)
	2012	2011
Card billed business (billions)	$31.5	$31.5	-%
Total cards-in-force (millions)	15.5	15.1	3
Basic cards-in-force (millions)	10.6	10.4	2
Average basic cardmember spending26	$2,985	$3,032	(2)
Segment capital (millions)27	$2,847	$3,041	(6)
Return on average segment capital27	25.5%	24.1%
Return on average tangible segment capital27	51.1%	40.1%

--
Billed Business: Adjusting for the impacts of foreign exchange translation, billed business increased 6% and average spending per proprietary basic cards-in-force increased 4%. Volume increases across the major geographic regions included an increase of 8% in JAPA and LACC, and 2% in EMEA.28

--	Total cards-in-force: Increased 400K versus last year and 100K versus last quarter.

26	See Note 14, page 9.

27	See Note 24, page 14.

28	See Note 1, page 1.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
INTERNATIONAL CARD SERVICES

P&L Discussion

•
Segment Income: Increased 11% to $178MM, as the 4% decrease in total revenues net of interest expense and 21% increase in provisions for losses were more than offset by a 2% decrease in total expenses and a lower tax rate. Reported revenue, expense, and income growth were all impacted by a stronger dollar compared to Q2’11.

-	Q2’12 included a reengineering benefit of $3MM ($2MM after-tax) compared to costs of $5MM ($4MM after-tax) in Q2’11.

-	Pretax Margin: Was 11.3% in Q2’12 compared with 14.5% in Q2’11.

-
Effective Tax Rate: The tax rate was (21.9%) in Q2’12 compared with 17.9% in Q2’11. The tax rate in Q2’12 reflects the allocated share of tax benefits related to the realization of certain foreign tax credits. In addition, the tax rates in both quarters reflect recurring permanent tax benefit related to the segment’s ongoing funding activities outside the U.S., which is allocated to ICS under the Company’s internal tax allocation process.

•	Discount Revenue, Net Card Fees and Other: Decreased 2% on a reported basis. This line on an FX adjusted basis, a non-GAAP measure, grew 4%,29 in line with FX adjusted billed business growth.

•
Interest Income: Decreased 13%, reflecting a lower yield on cardmember loans and lower average loans outstanding in Q2’12 versus Q2’11. This line on an FX adjusted basis, a non-GAAP measure, decreased by 7%.29

•	Interest Expense: Decreased 9% year over year, reflecting lower cost of funds.

•	Provisions for Losses: Increased 21%, driven by a higher provision for cardmember lending, which reflects lower reserve releases in the current quarter compared to the prior year.

-	Charge Card:

--	The net loss ratio was higher compared to both last year and last quarter, while the past billing rate was flat compared to both last year and last quarter.

	Q2'12	Q1’12	Q2'11
Total Receivables (billions)	$6.8	$6.7	$6.9
Net loss ratio as a % of charge volume	0.16%	0.15%	0.15%
90 days past billing as a % of total	1.0%	1.0%	1.0%

-	Cardmember Loans:

--	The net write-off and past due rates decreased compared to last year and last quarter.

	Q2’12	Q1’12	Q2'11
Cardmember Loans (billions)	$8.4	$8.6	$8.8
Net write-off rate30	2.0%	2.1%	2.9%
30 days past due loans as a % of total	1.7%	1.8%	2.1%

•
Marketing, Promotion, Rewards and Cardmember Services Expenses: Decreased 4% on a reported basis. This line on an FX adjusted basis, a non-GAAP measure, increased 2%,29 driven by higher rewards and cardmember service expense.

•	Salaries and Employee Benefits and Other Operating Expenses: Decreased slightly on a reported basis. This line on an FX adjusted basis, a non-GAAP measure, increased 5%.29

29	See Note 1, page 1.

30	See Note 21, page 11.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
GLOBAL COMMERCIAL SERVICES

Condensed Statements of Income

(Preliminary)	Quarters Ended		Percentage
	June 30,		Inc/(Dec)
(Millions)	2012	2011

Revenues
Discount revenue, net card fees and other	$1,284	$1,259	2%
Interest income	2	2	-
Interest expense	65	70	(7)
Net interest (expense)	(63)	(68)	(7)
Total revenues net of interest expense	1,221	1,191	3
Provisions for losses	36	35	3
Total revenues net of interest expense after provisions for losses	1,185	1,156	3
Expenses
Marketing, promotion, rewards and cardmember services	138	138	-
Salaries and employee benefits and other operating expenses	748	753	(1)
Total	886	891	(1)
Pretax segment income	299	265	13
Income tax provision	80	88	(9)
Segment income	$219	$177	24

Statistical Information

	Quarters Ended		Percentage
	June 30,		Inc/(Dec)
	2012	2011
Card billed business (billions)	$42.3	$39.3	8%
Total cards-in-force (millions)	7.0	7.1	(1)
Basic cards-in-force (millions)	7.0	7.1	(1)
Average basic cardmember spending31	$6,042	$5,533	9
Segment capital (millions)32	$3,616	$3,794	(5)
Return on average segment capital32	21.1%	16.9%
Return on average tangible segment capital32	42.3%	35.4%

-	Billed Business: The 8% increase in billed business was primarily driven by a 9% increase in average spending per proprietary basic cards-in-force.

--
Adjusting for the impacts of foreign exchange translation, billed business and average spending per proprietary basic cards-in-force grew at 11% and 12%, respectively. Volume increased 12% within the U.S., and 9% outside the U.S., on an FX adjusted basis. 33

-	Total cards-in-force: Decreased 100K compared to last year and was flat versus last quarter.

31	See Note 14, page 9.

32	See Note 24, page 14.

33	See Note 1, page 1.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
GLOBAL COMMERCIAL SERVICES

P&L Discussion

•	Segment Income: Increased 24%, as total revenues net of interest expense increased 3% and total expenses decreased by 1%.

-	Q2’12 included reengineering costs of $9MM ($7MM after-tax) compared to $27MM ($22MM after-tax) in Q2’11.

-	Pretax Margin: Was 24.5% in Q2’12 compared with 22.3% in Q2’11.

-	Effective Tax Rate: Was 26.8% in Q2’12 compared with 33.2% in Q2’11. The tax rate in Q2’12 reflects the allocated share of tax benefits related to the realization of certain foreign tax credits.

•
Discount Revenue, Net Card Fees and Other: Increased 2%, primarily due to higher discount revenue resulting from the 8% billed business growth, partially offset by higher client incentives. This line on an FX adjusted basis, a non-GAAP measure, increased 6%.34

•	Interest Income: Was flat compared to Q2’11.

•	Interest Expense: Decreased 7%, primarily driven by a lower cost of funds.

•	Provisions for Losses: Increased $1MM to $36MM.

-	Charge Card:

--	The net loss ratio was flat compared to last year and decreased versus last quarter. The past billing ratio decreased versus last year and was flat compared to last quarter.

	Q2’12	Q1’12	Q2'11
Total Receivables (billions)	$15.0	$15.3	$13.8
Net loss ratio as a % of charge volume	0.06%	0.08%	0.06%
90 days past billing as a % of total	0.6%	0.6%	0.7%

•	Marketing, Promotion, Rewards and Cardmember Services Expenses: Was flat compared to Q2’11.

•	Salaries and Employee Benefits and Other Operating Expenses: Decreased 1% on a reported basis. This line on an FX adjusted basis, a non-GAAP measure, increased 3% versus Q2’11. 34

34	See Note 1, page 1

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
GLOBAL NETWORK & MERCHANT SERVICES

Condensed Statements of Income

(Preliminary)	Quarters Ended		Percentage
	June 30,		Inc/(Dec)
(Millions)	2012	2011

Revenues
Discount revenue, fees and other	$1,259	$1,183	6%
Interest income	5	1	#
Interest expense	(59)	(55)	7
Net interest income	64	56	14
Total revenues net of interest expense	1,323	1,239	7
Provisions for losses	17	13	31
Total revenues net of interest expense after provisions for losses	1,306	1,226	7
Expenses
Marketing, promotion, rewards and cardmember services	200	213	(6)
Salaries and employee benefits and other operating expenses	544	526	3
Total	744	739	1
Pretax segment income	562	487	15
Income tax provision	190	163	17
Segment income	$372	$324	15

# Denotes a variance of more than 100%.

Statistical Information

	Quarters Ended		Percentage
	June 30,		Inc/(Dec)
	2012	2011
Global card billed business 35 (billions)	$221.6	$207.6	7%

Segment capital36 (millions)	$2,171	$1,955	11
Return on average segment capital36	67.4%	61.5%
Return on average tangible segment capital36	74.9%	66.5%

Global Network Services:
Card billed business (billions)	$31.3	$29.3	7%
Total cards-in-force (millions)	36.1	31.4	15

35
Includes activities (including cash advances) related to proprietary cards, cards issued under network partnership agreements (non-proprietary billed business), and certain insurance fees charged on proprietary cards. In-store spend activity within retail co-brand portfolios in GNS, from which the Company earns no revenue, is not included in non-proprietary billed business.

36	See Note 24, page 14.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
GLOBAL NETWORK & MERCHANT SERVICES

P&L Discussion

•	Segment Income: Increased 15% to $372MM, as total revenues net of interest expense increased 7% and total expenses rose 1%.

-	Q2’12 included reengineering costs of $1MM ($1MM after-tax) compared to $3MM ($2MM after-tax) in Q2’11.

-	Pretax Margin: Was 42.5% in Q2’12 compared with 39.3% in Q2’11.

-	Effective Tax Rate: Was 33.8% in Q2’12 compared with 33.5% in Q2’11.

•
Discount Revenue, Fees and Other Revenue: Increased 6%, reflecting an increase in merchant-related revenues, driven by the 7% increase in global card billed business, as well as higher GNS revenues. This line on an FX adjusted basis, a non-GAAP measure, increased 10%.37

•	Interest Income: Increased $4MM from $1MM in Q2’11 to $5MM in Q2’12.

•
Interest Expense: The expense credit increased 7% due to a higher funding-driven interest credit related to internal transfer pricing, which recognizes the merchant services’ accounts payable-related funding benefit.

•	Provisions for Losses: Increased from $13MM in Q2’11 to $17MM in Q2’12.

•	Marketing, Promotion, Rewards and Cardmember Services Expenses: Decreased 6% year over year related to lower brand advertising and merchant-related marketing expense.

•	Salaries and Employee Benefits and Other Operating Expenses: Increased 3%, primarily reflecting higher third-party merchant sales-force commissions and legal fees.

37	See Note 1, page 1

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
SUPPLEMENTAL INFORMATION

Supplemental Information – Tangible Common Equity and Total Adjusted Assets

During the third quarter of 2006, the Company issued $750MM of 6.80% Subordinated Debentures due 2036 (“Subordinated Debentures”), which are automatically extendable until 2066 unless certain events occur prior to that date. In connection with the Subordinated Debentures, the Company has undertaken to disclose on a quarterly basis the amount of its “tangible common equity” and “total adjusted assets”, as defined in the Subordinated Debentures. The Company’s consolidated “tangible common equity” amount as of the end of any fiscal quarter means total shareholders’ equity, excluding preferred stock, of the Company as reflected on its consolidated balance sheet prepared in accordance with GAAP as of such fiscal quarter end minus (i) intangible assets and goodwill and (ii) deferred acquisition costs, as determined in accordance with GAAP and reflected in such consolidated balance sheet. The Company’s “total adjusted assets” as of the end of any fiscal quarter is calculated as the sum of (i) total consolidated assets as reflected on the Company’s balance sheet minus (ii) non-securitized cardmember loan receivables (without deduction for reserves), which are set forth on the Company’s balance sheet, plus (iii) managed (i.e., securitized and non-securitized) worldwide cardmember loan receivables as reported by the Company for such fiscal quarter. Upon the adoption of new GAAP effective January 1, 2010, the Company’s “total consolidated assets” as reflected on the Company’s balance sheet now are the same amount as would be calculated as “total adjusted assets” as defined in the Subordinated Debentures before the change in GAAP. As of June 30, 2012, the Company’s “tangible common equity”, a non-GAAP measure, was $15B and its “total adjusted assets” each as defined in the Subordinated Debentures, were $148B. As of June 30, 2012, the consolidated total assets as reflected on the Company’s balance sheet were $148B.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
ANNEX 1

Components of Return on Average Equity (ROE), Return on Average Common Equity (ROCE), and Return on
Average Tangible Common Equity (ROTCE)

(Preliminary)

($ in Millions)

	For the Twelve Months Ended
	June 30,	June 30,
	2012	2011

ROE

Net income	$5,022	$4,663
Average shareholders' equity	$18,887	$16,508
Return on average equity (A)	26.6%	28.2%

Reconciliation of ROCE and ROTCE

Net income	$5,022	$4,663
Earnings allocated to participating share awards and other	57	55
Net income attributable to common shareholders	$4,965	$4,608

Average shareholders' equity	$18,887	$16,508
Average common shareholders' equity	$18,887	$16,508
Average goodwill and other intangibles	4,330	3,744
Average tangible common shareholders' equity	$14,557	$12,764
Return on average common equity (A)	26.3%	27.9%
Return on average tangible common equity (B)	34.1%	36.1%

(A)
Return on average equity and return on average common equity are calculated by dividing one year period net income/net income attributable to common shareholders by one year average total shareholders’ equity/average common shareholders' equity, respectively.

(B)
Return on average tangible common equity, a non-GAAP measure, is computed in the same manner as return on average common equity except the computation of average tangible common shareholders' equity, a non-GAAP measure, excludes from average total shareholders' equity, average goodwill and other intangibles. The Company believes that return on average tangible common equity is a useful measure of the profitability of its business.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
ANNEX 2

The Tier 1 Common Risk-Based Capital Ratio is calculated as Tier 1 Common Equity, a non-GAAP measure, divided by Risk-weighted assets. Tier 1 Common Equity is calculated by reference to Total Shareholders' Equity as shown below:

Tier 1 Common Equity Reconciliation as of June 30, 2012
($ in Millions)

Total Shareholders' Equity	$19,267
Effect of certain items in accumulated other comprehensive income/(loss) excluded from Tier 1 common equity	142
Less:
Ineligible goodwill and intangible assets	(3,940)
Ineligible deferred tax assets	(218)
Tier 1 Common Equity	$15,251

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
ANNEX 3

Components of Return on Average Segment Capital (ROSC) and Return on Average Tangible Segment Capital (ROTSC)

(Preliminary)

($ in Millions, except percentages)

	For the Twelve Months Ended
	June 30,	June 30,
	2012	2011

U.S. Card Services
Segment income	$2,930	$2,515
Average segment capital	$8,714	$7,315
Average goodwill and other intangibles	403	446
Average tangible segment capital	$8,311	$6,869
Return on average segment capital (A)	33.6%	34.4%
Return on average tangible segment capital (A)	35.3%	36.6%

International Card Services
Segment income	$748	$593
Average segment capital	$2,936	$2,464
Average goodwill and other intangibles	1,472	987
Average tangible segment capital	$1,464	$1,477
Return on average segment capital (A)	25.5%	24.1%
Return on average tangible segment capital (A)	51.1%	40.1%

Global Commercial Services
Segment income	$773	$614
Average segment capital	$3,661	$3,628
Average goodwill and other intangibles	1,833	1,895
Average tangible segment capital	$1,828	$1,733
Return on average segment capital (A)	21.1%	16.9%
Return on average tangible segment capital (A)	42.3%	35.4%

Global Network & Merchant Services
Segment income	$1,385	$1,148
Average segment capital	$2,056	$1,866
Average goodwill and other intangibles	207	140
Average tangible segment capital	$1,849	$1,726
Return on average segment capital (A)	67.4%	61.5%
Return on average tangible segment capital (A)	74.9%	66.5%

(A)
Return on average segment capital is calculated by dividing one year period segment income by one year average segment capital. Return on average tangible segment capital, a non-GAAP measure, is computed in the same manner as return on average segment capital except the computation of average tangible segment capital, a non-GAAP measure, excludes average goodwill and other intangibles. The Company believes that return on average tangible segment capital is a useful measure of the profitability of its business.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2012 OVERVIEW
ANNEX 4

The following table presents a comparison of the Company's Tier 1 and Tier 1 common risk-based capital under Basel I rules to its estimated Tier 1 and Tier 1 common risk-based capital under Basel III rules, for purposes of calculating the estimated Tier 1 and Tier 1, common capital ratios and the supplementary leverage ratio.

(Billions, except ratios)	Tier 1/Tier 1 Common
Risk-Based Capital under Basel I	$15.3

Adjustments related to:
AOCI for available for sale securities	0.3
Pension and other post-retirement benefit costs	(0.5)

Other	0.1
Estimated Risk-Based Capital under Basel III(a)	$15.2
Risk-Weighted Assets under Basel I	$119.1
Estimated Risk-Weighted Assets under Basel III(a)(b)	$121.0
Estimated Tier 1 ratio under Basel III rules(a)(c)	12.5%
Estimated Tier 1 common ratio under Basel III rules(a)(d)	12.5%
Total Assets	$148.1
Estimated Total Assets for Leverage Capital Purposes(a)(e)	$168.1
Estimated Supplementary Leverage Ratio under Basel III(a)(f)	9.0%

(a)
Estimated Basel III Tier 1 capital, Tier 1 common equity, risk-weighted assets and total assets for leverage capital purposes reflect the Company’s current interpretation of the Basel III rules using the standardized approach. The estimated Basel III amounts could change in the future as the U.S. regulatory agencies implement Basel III or if the Company’s business changes.

(b)
Differences in the calculation of risk-weighted assets between Basel I and Basel III include adjustments relating to the impact of the incremental risk weighting applied to deferred tax assets and significant investments in unconsolidated financial institutions, as well as exposures to past due accounts, equities and sovereigns.

(c)	The Basel III Tier 1 risk-based capital ratio is calculated as adjusted Tier 1 capital divided by adjusted risk-weighted assets.

(d)	The Basel III Tier 1 common risk-based capital ratio is calculated as adjusted Tier 1 common equity divided by adjusted risk-weighted assets.

(e)
Estimated total assets for leverage capital purposes includes adjustments for Tier 1 capital deductions, off-balance sheet derivatives, undrawn unconditionally cancellable commitments and other off-balance sheet liabilities.

(f)	The Basel III supplementary leverage ratio is calculated by dividing Basel III Tier 1 capital by the Company’s estimated total assets for leverage capital purposes under Basel III.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This supplement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements, which address the Company’s expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

•
changes in global economic and business conditions, including consumer and business spending, the availability and cost of credit, unemployment and political conditions, all of which may significantly affect spending on American Express cards, delinquency rates, loan balances and other aspects of the Company’s business and results of operations;

•
changes in capital and credit market conditions, including sovereign creditworthiness, which may significantly affect the Company’s ability to meet its liquidity needs, access to capital and cost of capital, including changes in interest rates; changes in market conditions affecting the valuation of the Company’s assets; or any reduction in the Company’s credit ratings or those of its subsidiaries, which could materially increase the cost and other terms of the Company’s funding, restrict its access to the capital markets or result in contingent payments under contracts;

•
litigation, such as class actions or proceedings brought by governmental and regulatory agencies (including the lawsuit filed against the Company by the U.S. Department of Justice and certain state attorneys general), that could result in (i) the imposition of behavioral remedies against the Company or the Company voluntarily making certain changes to its business practices, the effects of which in either case could have a material adverse impact on the Company’s financial performance; (ii) the imposition of substantial monetary damages and penalties, disgorgement and restitution; and/or (iii) damage to the Company’s global reputation and brand;

•
legal and regulatory developments wherever the Company does business, including legislative and regulatory reforms in the United States, such as the Dodd-Frank Reform Act’s stricter regulation of large, interconnected financial institutions, changes in requirements relating to securitization and the establishment of the Bureau of Consumer Financial Protection, which could make fundamental changes to many of the Company’s business practices or materially affect its capital requirements, results of operations, or ability to pay dividends or repurchase its stock; actions and potential future actions by the FDIC and credit rating agencies applicable to securitization trusts, which could impact the Company’s ABS program; or potential changes in the federal tax system that could substantially alter, among other things, the taxation of the Company’s international businesses, the allowance of deductions for significant expenses, or the incidence of consumption taxes on the Company’s transactions, products and services;

•
the ability of the Company to generate its on-average and over-time growth targets for revenues net of interest expense, earnings per share and return on average equity, which will depend on the factors such as the Company’s success in implementing its strategies and initiatives, meeting its targets for operating expenses and on factors outside management’s control including changes in the economic and business environment, the effectiveness of marketing and loyalty programs, and the willingness of cardmembers to sustain spending;

•
the Company’s net interest yield on U.S. cardmember loans not remaining at historical levels, which will be influenced by, among other things, the effects of the CARD Act (including the regulations requiring the Company to periodically reevaluate APR increases), interest rates, changes in consumer behavior that affect loan balances, such as paydown rates, the credit quality of the Company’s portfolio and the Company’s cardmember acquisition strategy, product mix, cost of funds, credit actions, including line size and other adjustments to credit availability, and potential pricing changes;

•
changes in the substantial and increasing worldwide competition in the payments industry, including competitive pressure that may impact the prices the Company charges merchants that accept the Company’s cards and the success of marketing, promotion or rewards programs;

•
changes in technology or in the Company’s ability to protect its intellectual property (such as copyrights, trademarks, patents and controls on access and distribution), and invest in and compete at the leading edge of technological developments across the Company’s businesses, including technology and intellectual property of third parties on whom the Company relies, all of which could materially affect the Company’s results of operations;

•
data breaches and fraudulent activity, which could damage the Company’s brand, increase the Company’s costs or have regulatory implications, and changes in regulation affecting privacy and data security under federal, state and foreign law, which could result in higher compliance and technology costs to the Company or the Company’s vendors;

•
changes in the Company’s ability to attract or retain qualified personnel in the management and operation of the Company’s business, including any changes that may result from increasing regulatory supervision of compensation practices;

•
changes in the financial condition and creditworthiness of the Company’s business partners, such as bankruptcies, restructurings or consolidations, involving merchants that represent a significant portion of the Company’s business, such as the airline industry, or the Company’s partners in Global Network Services or financial institutions that the Company relies on for routine funding and liquidity, which could materially affect the Company’s financial condition or results of operations;

•
uncertainty relating to the actual growth of operating expenses in 2012 and subsequent years, which will depend in part on the Company’s ability to balance the control and management of expenses and the maintenance of competitive service levels to its businesses and customers, unanticipated increases in significant categories of operating expenses, such as consulting or professional fees, compliance or regulatory costs and technology costs, higher than expected employee levels due to lower than expected attrition rates or employee needs not currently anticipated, the Company’s decision to increase or decrease discretionary operating expenses depending on overall business performance, the impact of changes in foreign currency exchange rates on costs and results, and the level of acquisition activity and related expenses;

•
uncertainty in the growth of operating expenses relative to the growth of revenues in 2012 and subsequent years and the possibility that the ratio of total expenses to revenues will not migrate back towards historical levels over time, which will depend on (i) factors affecting revenue, such as, among other things, the growth of consumer and business spending on American Express cards, higher travel commissions and fees, the growth of and/or higher yields on the loan portfolio and the development of new revenue opportunities and (ii) the success of the Company in containing operating expenses, which will be impacted by, among other things, the factors identified in the preceding bullet, and in containing other expenses including the Company’s ability to control and manage marketing and promotion expenses as described below as well as expenses related to increased redemptions or other growth in rewards and cardmember services expenses. Further, in any period, the ability to grow revenue faster than operating expenses and the ratio of total expenses to revenues may be impacted by rapid decreases in revenues that cannot be matched by decreases in operating expenses;

•
uncertainty in the amount of marketing and promotion expenses relative to the revenues in 2012, which will depend on (i) factors affecting revenue, which will be impacted by, among other things, the factors identified in the preceding bullet and (ii) the Company’s ability to control and manage marketing and promotion expenses as described below, the availability of opportunities to invest at a higher level due to favorable business results and changes in macroeconomic conditions;

•
the actual amount to be spent by the Company on investments in the business, including on marketing, promotion, rewards and cardmember services and certain operating expenses, which will be based in part on management’s assessment of competitive opportunities and the Company’s performance and the ability to control and manage operating, infrastructure, advertising, promotion and rewards expenses as business expands or changes, including the changing behavior of cardmembers;

•
the growth of cardmember rewards expense relative to the growth of billed business, which will depend on (i) volumes, cardmember redemption behavior and the cost per Membership Reward point and (ii) the factors identified above relating to the level of spending on American Express cards;

•	the effectiveness of the Company’s risk management policies and procedures, including credit risk relating to consumer debt, liquidity risk in meeting business requirements and operational risk;

•
the Company’s lending write-off rates for 2012 not remaining below the average historical levels of the last ten years, which will depend in part on changes in the level of the Company’s loan balances, delinquency rates of cardmembers, unemployment rates, the volume of bankruptcies and recoveries of previously written-off loans;

•
changes affecting the Company’s ability or desire to repurchase up to $4 billion of its common shares in 2012 and up to $1 billion in the first quarter of 2013, such as acquisitions, results of operations and capital needs, among other factors, which will significantly impact the potential decrease in the Company’s capital ratios;

•
the ability of the Company to maintain and expand its presence in the digital payments space, including as an online payments provider, which will depend on the Company’s success in evolving its business models and processes for the digital environment, building partnerships and executing programs with companies, and utilizing digital capabilities that can be leveraged for future growth;

•
changes affecting the Company’s ability to accept or maintain deposits due to market demand or regulatory constraints, such as changes in interest rates and regulatory restrictions on the Company’s ability to obtain deposit funding or offer competitive interest rates, which could affect the Company’s liquidity position and the Company’s ability to fund the Company’s business;

•
the failure of the U.S. Congress to renew legislation regarding the active financing exception to Subpart F of the Internal Revenue Code, which could increase the Company’s effective tax rate and have an adverse impact on net income;

•
factors beyond the Company’s control such as fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, terrorism, “hackers” or fraud, which could affect travel-related spending or disrupt the Company’s global network systems and ability to process transactions; and

•
the Company’s funding plan for 2012 being implemented in a manner inconsistent with current expectations, which will depend on various factors such as future business growth, the impact of global economic, political and other events on market capacity, demand for securities offered by the Company, regulatory changes, ability to securitize and sell receivables and the performance of receivables previously sold in securitization transactions.

A further description of these uncertainties and other risks can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and the Company’s other filings with the Securities and Exchange Commission.